Exhibit 99.15

OPTION AGREEMENT dated as of February 15, 2012 (this "Agreement") between Weather Investments II S.à r.l., a company organized and existing under the laws of the Grand Duchy of Luxembourg ("Weather"), and Telenor East Holding II AS, a company organized and existing under the laws of the Kingdom of Norway ("Telenor" and, together with Weather, collectively, the "Parties" and, individually, each a "Party").

W I T N E S S E T H

WHEREAS, Weather owns beneficially and of record 305,803,396 common shares, nominal value US$0.001 per share (the "Common Shares"), and 305,000,000 convertible preferred shares, nominal value US$0.001 per share (the "Preferred Shares" and, together with the Common Shares, collectively, the "Shares"), of VimpelCom Ltd., an exempted company organized under the laws of Bermuda (the "Company");

WHEREAS, Weather and Telenor have entered into a Share Purchase Agreement dated as of the date hereof (as amended, supplemented or otherwise modified and in effect from time to time, the "SPA") pursuant to which, among other things, Telenor will purchase 234,000,000 of the Preferred Shares owned by Weather (the "Sale Shares"); and

WHEREAS, Telenor wishes to grant Weather a put option in respect of certain of the Preferred Shares, and Weather wishes to grant to Telenor various call options in respect of certain of the Preferred Shares and the New Preferred Shares (as defined below), in each case, on and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	CERTAIN DEFINED TERMS; CALCULATION OF INTEREST

1.1	Unless otherwise defined herein, terms defined in the SPA are used herein as therein defined. In addition, the following terms have the meanings specified below:

(a)	"Affiliate" means, with respect to any Person, any other Person which, directly or indirectly, Controls, is Controlled by, or is under common Control with, such Person.

(b)	"Board" means the Supervisory Board of the Company.

(c)	"Business Day" means any day (other than a Saturday or a Sunday) on which banks and financial markets are open in each of Paris, Oslo, Bermuda, Luxembourg and New York.

(d)	"Closing Date" means that date on which the Closing (as such term is defined in the SPA) occurs under the SPA.

(e)
"Control" means the possession of the power to direct or cause the direction (alone or in concert with other(s)) of the management or policies of such Person, whether through the ownership of voting securities, by contract and/or otherwise.

(f)	"Redemption Date" means April 15, 2016, the redemption date of Weather's Preferred Shares.

(g)	"Reference Date" means the date that is six (6) months after the Closing Date, or, if such day is not a Business Day, the immediately preceding Business Day.

(h)	"Subject Shares" means any of the Remaining Shares or the New Preferred Shares.

(i)	"Weather Party" means any of Weather or any Affiliate of Weather.

1.2	Calculation of Interest. All interest hereunder shall be calculated on the basis of a 360-day year and the number of days elapsed during the relevant period and shall not be compounded.

2.	WEATHER PUT OPTION

2.1
On the terms and subject to the conditions contained herein, Telenor hereby grants to Weather, and Weather hereby accepts, an irrevocable put option (the "Weather Put Option") for Weather to sell and transfer to Telenor the Remaining Shares (as defined below) at an aggregate exercise price (the "Weather Put Exercise Price") equal to US$113,600,000.

2.2	The Weather Put Option shall be exercised solely on the following terms and conditions:

(a)
the Weather Put Option shall be exercisable during the period (the "Weather Put Exercise Period") commencing on the Reference Date and ending on the date that is three (3) months minus one (1) Business Day prior to the Redemption Date (the "Weather Put Expiry Date");

(b)	Telenor may, in its sole discretion, designate that the Remaining Shares shall be transferred by Weather to Telenor and/or its designee(s);

(c)	the Weather Put Option shall be exercisable only in whole and not in part;

(d)
Weather may exercise the Weather Put Option at any time during the Weather Put Exercise Period by delivering to Telenor an irrevocable, duly completed and properly executed notice of exercise in the form attached hereto as Annex A (a "Notice of Exercise"), which notice shall state the proposed closing date, which shall be the first Business Day that is forty-five (45) days after the date on which Weather has delivered to Telenor the Notice of Exercise, or such earlier date as is specified by Telenor in writing to Weather (such date, the "Weather Put Closing Date");

(e)
upon delivery of a duly completed and properly executed Notice of Exercise in accordance with this Section 2.2 and Section 8.1, Weather shall be obligated to Transfer to Telenor (or its designee(s)) all Remaining Shares, free and clear of any Liens, against delivery of the Weather Put Exercise Price on the Weather Put Closing Date; and

(f)
on the Weather Put Closing Date, (A) Telenor shall pay to Weather by wire transfer of immediately available funds to such bank account(s) as Weather shall designate in writing to Telenor at least one (1) Business Day prior to the Weather Put Closing Date the Weather Put Exercise Price; (B) Weather shall deliver to the Secretary (with a copy to Telenor) (i) a share transfer form in the form attached hereto as Annex B, duly executed by Weather, instructing the Secretary to transfer the Remaining Shares to Telenor (or its designee(s)) and to reflect such transfer on the Register, (ii) original stock certificates representing the Remaining Shares (if any), and (iii) an instruction letter in the form attached hereto as Annex C, instructing the Secretary to deliver to Telenor a true and correct copy of the updated Register showing the transfer of the Remaining Shares to Telenor (or its designee(s)); and (C) Telenor and Weather shall duly execute and deliver a cross-receipt in the form attached hereto as Annex D.

3.	TELENOR CALL OPTION

3.1
With respect to the remaining 71,000,000 Preferred Shares that were not sold to Telenor pursuant to the SPA (as adjusted from time to time to reflect any share splits, share distributions or other similar share adjustments, the "Remaining Shares"), Weather hereby undertakes that, during the period from the Closing Date until the date that is three (3) months minus two (2) Business Days prior to the Redemption Date, it shall not sell, assign or transfer (each a "Transfer"), pledge or otherwise hypothecate any of the Remaining Shares to any Person, other than (i) to an Affiliate in accordance with Section 8.2 or (ii) to Telenor or its designee(s) pursuant to the Weather Put Option or the Telenor Call Option.  Notwithstanding the foregoing Weather shall at all times be entitled to convert the Remaining Shares into common shares of the Company from time to time. Any Remaining Shares in respect of which Weather sends a notice of conversion to the Company shall no longer be deemed Remaining Shares, and the Remaining Shares subject to such notice of conversion and the common shares into which they are converted shall thereafter no longer be subject to the terms of this Agreement.

3.2
Weather hereby grants to Telenor, and Telenor hereby accepts, an irrevocable call option (the "Telenor Call Option") to purchase and acquire from Weather the Remaining Shares at an aggregate exercise price (the "Telenor Call Exercise Price") equal to (x) US$113,600,000 plus (y) accrued interest thereon at a rate of 9% per annum, calculated from (and including) the Closing Date to (but excluding) the Telenor Call Closing Date (as defined below).

3.3	The Telenor Call Option shall be exercised solely on the following terms and conditions:

(a)	the Telenor Call Option shall be exercisable during each of the following three periods (each such period a "Telenor Call Option Period"):

(i)
the period commencing on the occurrence of a Sell Down Event (as defined below) and ending on the date that is the earlier of (A) ninety (90) days after the occurrence of a Sell Down Event and (B) the date that is three (3) months plus one (1) Business Day prior to the Redemption Date,

(ii)	the period commencing on January 1, 2015 and ending on the date that is three (3) months plus one (1) Business Day prior to the Redemption Date, and

(iii)
the period commencing on a Preferred Share Acquisition Date (as defined below) and ending on the date that is the earlier of (A) ninety (90) days after such Preferred Share Acquisition Date and (B) the Redemption Date;

(b)
a "Sell Down Event" will occur on the date that Telenor learns, either upon receiving notice from Weather (which Weather undertakes to promptly deliver to Telenor), or Telenor becomes aware of such occurrence pursuant to public filings or a review of the Register, that Weather has Transferred (other than to an Affiliate in accordance with Section 8.2) such number of its Common Shares (including Common Shares received upon conversion of the Preferred Shares) such that, as a result of such Transfer, Weather, together with its Affiliates, no longer beneficially owns sufficient voting shares in the Company to ensure that Weather, together with its Affiliates, would be able to elect two (2) members of an eleven (11)-seat Board, calculated as if (x) an annual general meeting of shareholders were held on the date of such Transfer, (y) all of the Company's greater-than-10% shareholder groups (as of the date hereof, Telenor, Altimo Holdings & Investments Ltd., Weather and their respective Affiliates) are assumed to participate and (z) the participation by the Company's other shareholders is 60% or less;

(c)	Telenor may, in its sole discretion, designate that the Remaining Shares acquired pursuant to the Telenor Call Option shall be transferred by Weather to Telenor and/or its designee(s);

(d)	the Telenor Call Option shall be exercisable only in whole and not in part;

(e)
Telenor may exercise the Telenor Call Option during any Telenor Call Option Period by delivering to Weather an irrevocable, duly completed and properly executed Notice of Exercise, which notice shall state the proposed closing date, which shall be a Business Day that is at least ten (10) Business Days after the date on which Telenor has delivered to Weather the Notice of Exercise (such date, the "Telenor Call Closing Date");

(f)
upon delivery of a duly completed and properly executed Notice of Exercise in accordance with this Section 3.3 and Section 8.1, Weather shall be obligated to Transfer to Telenor (or its designee(s)), free and clear of any Liens, all Remaining Shares against delivery of the Telenor Call Exercise Price on the Telenor Call Closing Date; and

(g)
on the Telenor Call Closing Date, (A) Telenor shall pay to Weather by wire transfer of immediately available funds to such bank account(s) as Weather shall designate in writing to Telenor at least one Business Day prior to the Telenor Call Closing Date the Telenor Call Exercise Price, calculated as provided in Section 3.2; (B) Weather shall deliver to the Secretary (with a copy to Telenor) (i) a share transfer form in the form attached hereto as Annex B, duly executed by Weather, instructing the Secretary to transfer the Remaining Shares to Telenor (or its designee(s)) and to reflect such transfer on the Register, (ii) original stock certificates representing the Remaining Shares (if any), and (iii) an instruction letter in the form attached hereto as Annex C, instructing the Secretary to deliver to Telenor a true and correct copy of the updated Register showing the transfer of the Remaining Shares to Telenor (or its designee(s)); and (C) Telenor and Weather shall duly execute and deliver a cross-receipt in the form attached hereto as Annex D.

4.	NEW PREFERRED SHARE ACQUISITION OPTION

4.1
Weather hereby grants to Telenor, and Telenor hereby accepts, an irrevocable call option (the "New Preferred Share Option") to purchase and acquire from Weather or any Weather Party such number of New Preferred Shares (as defined below) as are beneficially owned by such Weather Party, at an exercise price per share equal to the highest price per share at which any New Preferred Share was issued to or acquired by such Weather Party (such price per share, the "New Preferred Share Exercise Price").

4.2	The New Preferred Share Option shall be exercised solely on the following terms and conditions:

(a)
Telenor may exercise the New Preferred Share Option immediately if, at any time prior to April 16, 2016, the Company issues any preferred shares to any Weather Party, or any Weather Party otherwise obtains any of the Company's preferred shares, other than the Remaining Shares that are subject to this Agreement (such shares, the "New Preferred Shares" and the date of such event, a "Preferred Share Acquisition Date"). For the avoidance of doubt, any shares issued to or subscribed by Weather as a result of share splits, share distributions or other similar share adjustments, are not deemed New Preferred Shares;

(b)
the New Preferred Share Option shall be exercisable during the period (a "New Preferred Share Exercise Period") commencing on a Preferred Share Acquisition Date and ending ninety (90) days from such date (a "New Preferred Share Exercise Period");

(c)
Telenor may, in its sole discretion, designate that the New Preferred Shares acquired pursuant to the New Preferred Share Option be transferred by the relevant Weather Party (or its designee(s)) to Telenor and/or its designee(s);

(d)
the New Preferred Share Option shall be exercisable any number of times prior to April 16, 2016, and it may be exercised at any time during each New Preferred Share Exercise Period, in each case, only in whole and not in part;

(e)
Telenor may exercise the New Preferred Share Option at any time during the New Preferred Share Exercise Period by delivering to Weather an irrevocable, duly completed and properly executed Notice of Exercise, which notice shall state the proposed closing date, which shall be a Business Day that is at least ten (10) Business Days after the date on which Telenor has delivered to Weather the Notice of Exercise (such date, a "New Preferred Share Option Closing Date");

(f)
upon delivery of a duly completed and properly executed Notice of Exercise in accordance with this Section 4.2 and Section 8.1, Weather shall be obligated to Transfer to Telenor (or its designee(s)) all New Preferred Shares subject to such Notice of Exercise, free and clear of any Liens, against delivery of the aggregate New Preferred Share Exercise Price (which shall be the New Preferred Share Exercise Price multiplied by the total number of New Preferred Shares subject to such Notice of Exercise) on the New Preferred Share Closing Date; and

(g)
on the New Preferred Share Closing Date, (A) Telenor shall pay to Weather by wire transfer of immediately available funds to such bank account(s) as Weather shall designate in writing to Telenor at least one (1) Business Day prior to the New Preferred Share Closing Date the New Preferred Share Exercise Price, calculated as provided in Sections 4.1 and 4.2(f); (B) Weather shall deliver to the Secretary (with a copy to Telenor) (i) a share transfer form in the form attached hereto as Annex B, duly executed by Weather, instructing the Secretary to transfer such number of New Preferred Shares as are indicated in the relevant Notice of Exercise to Telenor (or its designee(s)) and to reflect such transfer on the Register, (ii) original stock certificates representing such number of New Preferred Shares as are indicated in the relevant Notice of Exercise (if any), and (iii) an instruction letter in the form attached hereto as Annex C, instructing the Secretary to deliver to Telenor a true and correct copy of the updated Register showing the transfer of the such number of New Preferred Shares as are indicated in the relevant Notice of Exercise to Telenor (or its designee(s)); and (C) Telenor and Weather shall duly execute and deliver a cross-receipt in the form attached hereto as Annex D.

5.	REPRESENTATIONS AND WARRANTIES

5.1
Each Party hereby represents and warrants to the other Party as of the date hereof and as of the Weather Put Closing Date, the Telenor Call Closing Date and each New Preferred Share Closing Date, as applicable (each, an "Option Closing Date") as follows:

(a)	the representations and warranties made by such Party in the SPA are true and correct;

(b)
such Party has not, nor has any Person acting on its or their behalf, engaged in any directed selling efforts (as defined in Rule 902 of Regulation S under the Securities Act) with respect to any of the Subject Shares;

(c)	with respect to the selling Party, such Party is the beneficial and record owner of the relevant Subject Shares, free and clear of all Liens; and

(d)
with respect to the purchasing Party, such Party is acquiring the relevant Subject Shares for its own account for investment purposes only and not with a view to, or for, sale or resale in connection with, any public distribution of the Subject Shares or any interest therein nor with any present intention of selling, distributing or otherwise disposing of any of the Subject Shares, and such Party (i) understands that the Subject Shares are not, and will not be, registered under the Securities Act or any other applicable securities law of the United States of America and may not be offered or sold unless the Subject Shares are registered under the Securities Act or an exemption from the registration requirements of the Securities Act is available, (ii) is not a "U.S. person," as such term is defined in Rule 902 of Regulation S (a "U.S. person"), and is not acquiring any of the Subject Shares for the account or benefit of any U.S. person, and (iii) acknowledges and agrees that the offer and sale of the relevant Subject Shares has and will take place in an "offshore transaction" (as defined in Rule 902 of Regulation S) outside of the United States of America and any of its territories and possessions, and has executed this Agreement outside of the United States of America and any of its territories or possessions.

6.	SURVIVAL; INDEMNIFICATION

6.1
All representations and warranties contained in this Agreement or in any document delivered hereunder will be deemed to be representations and warranties under this Agreement as to the matters covered thereby.  The representations, warranties and covenants contained in this Agreement shall survive each Option Closing Date.  The liability for breach of any representation, warranty or covenant relating to this Agreement shall survive for a period of twelve (12) months following the expiration of the last surviving option under the Option Agreement; provided that the representation and warranty of any seller of Preferred Shares specified in Section 5.1(c) shall survive indefinitely; and provided further that if at end of the relevant survival period any legal, administrative, governmental or regulatory proceeding or other action, suit, proceeding, claim, arbitration, mediation, alternative dispute resolution procedure, inquiry or investigation by or before any arbitrator, mediator, court or other Governmental Entity (each, an "Action") is ongoing with respect to the breach of any representation, warranty or covenant, the validity of which would otherwise have expired, then the applicable survival period solely with respect to the disputed representation, warranty or covenant shall be automatically extended until the Action is fully and finally resolved.

6.2
Each Party (the "Indemnifying Party") will indemnify, defend, save and hold the other Party (the "Indemnified Party") harmless from and against any and all damage, liability, loss, penalty, expense, assessment, judgment or deficiency of any nature whatsoever (including reasonable attorneys' fees and expenses, consultants' and investigators' fees and expenses and other reasonable costs and expenses incident to any Action) actually incurred or sustained by the Indemnified Party which shall arise out of or result from (a) any breach of any representation and warranty given or made by the Indemnifying Party in this Agreement or (b) the noncompliance with or nonperformance of any agreement, obligation or covenant of the Indemnifying Party thereunder; provided that

(i)
the Indemnifying Party shall have no liability in respect of any claim unless written notice describing the nature of such claim shall have been given to the Indemnifying Party by the Indemnified Party in accordance with Section 8.1 within the survival period specified in Section 6.1;

(ii)	the Indemnified Party shall not be entitled to be paid in full more than once in respect of any loss, liability or expense arising out of the same subject matter;

(iii)
if any potential claim shall arise by reason of a liability which is contingent only, then the Indemnifying Party shall have no obligation to make any payment in respect of such claim until such time as the contingent liability ceases to be contingent and becomes actual; and

(iv)
the Indemnifying Party shall have no liability in respect of any claim (A) for punitive damages, except to the extent such punitive damages are payable to a third Person, (B) indirect or consequential damages or loss of profit, or (C) to the extent that the Indemnified Party had a reasonable opportunity, but failed, in good faith, to mitigate the loss, including the failure to use commercially reasonable efforts to recover under a policy of insurance or under a contractual right of set-off or indemnity.

6.3
Promptly after service of notice of any Action by any third Person in any matter in respect of which indemnity may be sought from a Party pursuant to this Agreement, the Indemnified Party in receipt of the claim shall promptly notify the Indemnifying Party of the receipt thereof. Failure to give such notice promptly shall not relieve the Indemnifying Party of its obligation hereunder; provided, however, that if such failure to give notice promptly adversely affects the ability of the Indemnifying Party to defend such claims or materially increases the amount of indemnification which the Indemnifying Party is obligated to pay hereunder, the amount of indemnification to which the Indemnified Party will be entitled to receive shall be reduced to an amount which the Indemnified Party would have been entitled to receive had such notice been timely given.

6.4
Unless the Indemnifying Party shall notify the Indemnified Party that the Indemnifying Party elects to assume the defense of any such Action or settlement thereof (such notice to be given as promptly as reasonably possible in view of the necessity to arrange for such defense (and in no event later than twenty (20) days following the aforesaid notice)), the Indemnified Party shall assume the defense of any such Action or settlement thereof. Such defense shall be conducted expeditiously (but with due regard for obtaining the most favorable outcome reasonably likely under the circumstances, taking into account costs and expenditures) and the Indemnifying Party or Indemnified Party, as the case may be, shall be advised promptly of all developments.

6.5
If the Indemnifying Party assumes the defense, the Indemnified Party will have the right to participate fully in any such Action and to retain its own counsel, but the fees and expenses of such counsel will be at its own expense, unless (a) the Indemnifying Party shall have agreed to the retention of such counsel or (b) the named parties to any such Action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.  No settlement of a claim, admission of liability, agreement or compromise in respect of a claim by either Party shall be made without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

6.6
Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any such Action (and shall be liable for the fees and expenses of counsel incurred by the Indemnified Party in defending such matter) to the extent that the Action seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party, subject to the same requirements referred to above for the Indemnifying Party when it is entitled to assume such defense, and the Indemnified Party shall have the right to settle such matter without the prior written consent of the Indemnifying Party unless such settlement involves the payment of money, in which event the required prior written consent shall not be unreasonably withheld or delayed.

6.7
The indemnification provided in this Section 6 shall be the sole and exclusive remedy of any Party for any claim arising under this Agreement against the other Party (other than claims for specific performance), and the Parties hereby waive any and all other remedies, including rescission of this Agreement and any and all such other remedies as may be provided by applicable law.

6.8
The aggregate liability of each Party in respect of any and all claims arising under this Agreement shall not exceed the aggregate of the amounts payable by Telenor in connection with the exercise of the Telenor Call Option.

7.	CONDITIONS PRECEDENT TO EACH OPTION CLOSING DATE

7.1
The obligations of the Parties to complete the actions contemplated on any Option Closing Date are subject to the fulfillment, on or prior to each Option Closing Date, of the following conditions precedent:

(a)
no Order of a Governmental Entity in the United States, Bermuda or the United Kingdom, or of the European Union, shall be in effect that prohibits, enjoins or otherwise makes illegal any of the actions contemplated hereby to occur on such Option Closing Date;

(b)
no change in applicable law or regulation or in the judicial or regulatory interpretation or enforcement thereof shall have occurred, where the effect of such change is to prohibit, or prevent the completion by any Party of, any of the actions contemplated hereby to occur on such Option Closing Date; and

(c)
each Party shall have delivered to the other Party a certificate duly executed by an authorized person of such Party certifying that the representations and warranties of such Party contained in Section 5.1 hereof are true and correct in all material respects on such Option Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

8.	MISCELLANEOUS

8.1
Any notice, request, consent, waiver or other communication required or permitted hereunder shall be effective only if it is in writing and personally delivered or sent by facsimile or sent, postage prepaid, by registered or certified mail, return receipt requested, or by recognized overnight courier service, postage or other charges prepaid, and shall be deemed given when so delivered by hand or facsimile, or when received if sent by mail or by courier, as follows:

If to Weather:

Weather Investments II S.à r.l. 12, rue Guillaume Kroll Luxembourg
Facsimile No.: +2 024615164
Attention: Naguib Sawiris

with a copy to:
Cleary Gottlieb Steen & Hamilton LLP
12 rue de Tilsitt 75008 Paris France
Facsimile No.: +33 (0) 1 40 74 68 88
Attention: Pierre-Yves Chabert and Gamal M. Abouali

If to Telenor:

Telenor East Holding II AS
Snarøyveien 30
N-1331 Fornebu
Norway
Facsimile No.: +47 67 89 48 18
Attention: Bjørn Hogstad

with a copy to:
Group Legal, Telenor ASA
Snarøyveien 30
N-1331 Fornebu
Norway
Facsimile No.: +47 67 89 24 32
Attention: Bjørn Hogstad

and to:
Orrick, Herrington & Sutcliffe LLP
51 West 52nd Street
New York, New York 10019 United States of America
Facsimile No.: +1 212 506 5151
Attention: Peter O'Driscoll

or such other person or address as the addressee may have specified in a notice duly given to the sender as provided herein.

8.2
This Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective successors and permitted assigns. The Parties' rights and obligations hereunder may be assigned or Transferred to any Affiliate of such Party who acquires all or any part of the Preferred Shares; provided that (a) such Affiliate agrees in writing to assume the rights and obligations of such Party under this Agreement with respect to the Transferred Preferred Shares by executing and delivering to the other Party an endorsement to this Agreement in the form of Annex E within two (2) Business Days after such Transfer; and (b) the transferring Party and such Affiliate shall be jointly and severally liable for all obligations of the transferring Party and such Affiliate hereunder.

8.3
This Agreement, and any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, or for the breach or alleged breach thereof, whether in contract, in tort or otherwise, shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any conflicts of laws or other principles thereof that would result in the application of the laws of another jurisdiction. For the avoidance of doubt, the Parties confirm that they are fully familiar with the provisions of Section 5-1401 of the New York General Obligations Law, and intend to bring this Agreement within the terms thereof.

8.4
Any and all disputes, controversies and claims between or among the Parties and arising under, relating to or in connection with, this Agreement, in any manner whatsoever, whether in contract, in tort, or otherwise, and including any dispute or controversy regarding the existence, validity or enforceability of this Agreement, or the arbitrability of any dispute, controversy or claim, shall be settled by arbitration by a tribunal of three (3) arbitrators constituted and acting under the United Nations Commission on International Trade Law (UNCITRAL) Arbitration Rules then in force (the "Rules") in accordance with the following terms and conditions:

(a)	In the event of any conflict between the Rules and the provisions of this Agreement, the provisions of this Agreement shall prevail.

(b)
The seat of arbitration shall be New York, New York, United States of America, unless otherwise agreed by the Parties, and the fact that hearings are held elsewhere shall not affect the seat of arbitration

(c)
The claimant party shall appoint one arbitrator in accordance with the Rules within thirty (30) days of initiating the arbitration, the respondent party shall appoint one arbitrator in accordance with the Rules within thirty (30) days after the appointment of the first arbitrator, and the two arbitrators so appointed shall appoint the third (and presiding) arbitrator in accordance with the Rules within thirty (30) days after the appointment of the second arbitrator.  In the event of an inability by the two party-nominated arbitrators to agree on a third arbitrator in accordance with this Section 8.4(c), the appointing authority for the third arbitrator shall be the International Centre for Dispute Resolution (the "ICDR"), acting in accordance with such rules as it may adopt for such purpose.  The ICDR shall use its best efforts to appoint such third arbitrator within thirty (30) days of an application being made for such purpose.

(d)	The English language shall be used as the written and spoken language for the arbitration proceeding and all matters connected to the arbitration proceeding.

(e)
The arbitral tribunal shall have the power to grant any remedy or relief that it deems just and equitable and that is in accordance with the terms of this Agreement, including specific performance, and including, but not limited to, injunctive relief, whether interim or final, and any such relief and any interim, provisional or conservatory measure ordered by the arbitral tribunal may be specifically enforced by any court of competent jurisdiction. Each party to the arbitration proceeding retains the right to seek interim, provisional or conservatory measures in accordance with Section 8.4(h), and any such request shall not be deemed incompatible with the agreement to arbitrate or constitute a waiver of the right to arbitrate.

(f)	The award of the arbitral tribunal shall be final and binding on the parties to the arbitration proceeding, and the parties shall promptly comply therewith.

(g)
The award of the arbitral tribunal may be enforced by any court of competent jurisdiction and may be executed against the person and assets of the losing party in any competent jurisdiction. For the avoidance of doubt, the parties acknowledge and agree that a court of any jurisdiction where the assets of a party against which enforcement is sought may be found is a court of competent jurisdiction, and the parties irrevocably consent to the exercise of personal jurisdiction in any such court.

(h)
Except for arbitration proceedings pursuant to this Section 8.4, no action, lawsuit or other proceeding (other than proceedings for the confirmation or enforcement of an arbitration award, an action to compel arbitration or an application for interim, provisional or conservatory measures in connection with the arbitration) shall be brought by or between the Parties in connection with any matter arising out of or in connection with this Agreement.

8.5
Each Party hereby irrevocably submits to (a) the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York City, Borough of Manhattan, in connection with any proceeding for the confirmation or enforcement of an arbitration award, and (b) the exclusive jurisdiction of the United States District Court for the Southern District of New York, of any New York state court sitting in New York City, Borough of Manhattan, of any court sitting in Bermuda, of any court sitting in the Grand Duchy of Luxembourg or of any court sitting in Oslo, Norway in connection with any application for interim, provisional or conservatory measures in connection with an arbitration (in each case, as referred to in Section 8.4(h) above) or an action to compel arbitration (provided that each Party retains the right to file a motion to compel arbitration (or its equivalent, including a motion for a stay pending arbitration) in a court other than the United States District Court for the Southern District of New York or a New York state court sitting in New York City, Borough of Manhattan, in response to an action commenced or a motion or application made by the other Party in such other court).   Each Party hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in the United States District Court for the Southern District of New York or any New York state court sitting in New York City, Borough of Manhattan, and any claim that any such action, suit or proceeding brought in any such court has been brought in any inconvenient forum.  Each Party hereby irrevocably waives any right to trial by jury in any such action, suit or proceeding permitted by Section 8.4.  Nothing herein shall affect the right of any Party to serve process in any manner permitted by applicable law or to commence legal proceedings or otherwise proceed against another Party in any other jurisdiction in a manner not inconsistent with this Section 8.5, including, for the avoidance of doubt, in the manner permitted in Section 8.1.

8.6
Each Party hereby represents and acknowledges that it is acting solely in its commercial capacity in executing and delivering this Agreement and in performing its obligations hereunder, and each Party hereby irrevocably waives, with respect to all disputes, claims, controversies and all other matters of any nature whatsoever that may arise under or in connection with this Agreement and any other document or instrument contemplated hereby, all immunity it may otherwise have as a sovereign, quasi-sovereign or state-owned entity (or similar entity) from any and all proceedings (whether legal, equitable, arbitral, administrative or otherwise), attachment of assets, and enforceability of judicial or arbitration awards.

8.7
Nothing in this Agreement shall be construed as giving any Person, other than the Parties and their respective successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

8.8	This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

8.9
This Agreement, together with the Annexes and Schedule hereto, and the documents and instruments to be executed and delivered in connection herewith, and the SPA constitute the entire understanding and agreement by and among the Parties with respect to the subject matter hereof and thereof, and supersede all prior negotiations, agreements and understandings among the Parties with respect to the subject matter hereof.  In deciding whether to enter into this Agreement and the SPA, no Party has relied on any representation or warranty that is not contained in this Agreement, the SPA or the documents and instruments to be executed and delivered in connection herewith.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by each Party.  No failure by either Party to enforce any rights under this Agreement shall be construed as a waiver of any rights of such Party.

IN WITNESS WHEREOF, the Parties have executed this Option Agreement as of the date first above written.

Weather

WEATHER INVESTMENTS II S.À R.L.

By /s/ Fabio Ceccarelli
Name: Fabio Ceccarelli Manager

Telenor

TELENOR EAST HOLDING II AS

By /s/ Pål Wien Espen
Pål Wien Espen Authorized Signatory

Annex A

NOTICE OF EXERCISE
Notice of Exercise Date:
Proposed Option Closing Date:
Total Number of Shares to which this Notice of Exercise Relates:	[●] fully-paid [un]certificated Preferred Shares of par value US$0.001 each
Aggregate Option Exercise Price:

This Notice of Exercise is delivered pursuant to Section ___ of the Option Agreement dated as of February 15, 2012 (the "Agreement") between Weather Investments II S.à r.l., a company organized and existing under the laws of the Grand Duchy of Luxembourg ("Weather"), and Telenor East Holding II AS, a company organized and existing under the laws of Norway ("Telenor").  Unless otherwise defined herein, terms defined in the Agreement are used herein as therein defined.

The undersigned is duly authorized to execute and deliver this Notice of Exercise in accordance with Section ___ of the Agreement and certifies that this Notice of Exercise is delivered in compliance with the terms and subject to the conditions of the Agreement.

The undersigned further warrants that it has full capacity and authority to [pay the option exercise price indicated above] / [Transfer the Shares indicated above] on the proposed Option Closing Date and to take all other actions contemplated in the Agreement on the Option Closing Date to [acquire] / [Transfer] all right, title and interest in and to the Shares to which this Notice of Exercise relates.

In accordance with Section ___ of the Agreement, [please advise us in writing not later than the business day prior to the proposed Option Closing Date of the] / [attached please find the] bank account(s) details to which the exercise price indicated above will be transferred on the Option Closing Date.

[DELIVERING PARTY] By Name: Title:

Annex B

SHARE TRANSFER FORM

FULL NAME AND ADDRESS OF TRANSFEROR:
FULL NAME AND ADDRESS OF TRANSFEREE:
FULL NAME OF COMPANY:	VIMPELCOM LTD.
NUMBER AND FULL DESCRIPTION OF SHARES:	[●] fully-paid [un]certificated Preferred Shares of par value US$0.001 each
CONSIDERATION:	[●]

The Transferor hereby transfers to the Transferee the shares described above free of all liens, charges and encumbrances and together with all rights now or hereafter attaching thereto, but subject to the Memorandum of Association and Bye-laws of the Company.  [Enclosed herewith are the original certificates representing the Shares that are subject to this Share Transfer Form.]

DATED: [●]

Duly signed by or on behalf of:

THE TRANSFEROR	[Name of Transferor]
In the presence of:
Signature of witness

Name of witness

Address of witness

Annex C

[Form of Instruction Letter]

[Name of Transferor]
[Address]
[DATE]

MQ Services Ltd.
Victoria Place
31 Victoria Street
Hamilton HM 10
Bermuda

Ladies and Gentlemen:

We refer to our sale and transfer today of [●] [un]certificated Preferred Shares to [Name of Transferee] (the "Transferee"), as described in more detail on the attached Share Transfer Form (the "Transfer").  After having implemented the Transfer and reflected it on the register of members of the Company (the "Register"), please immediately deliver an updated copy of the Register to the Transferee by fax and e-mail to the address below.  [The Transferee does not require certificates representing the Preferred Shares to be issued to it.][Please send certificates representing the Preferred Shares to the address below.]

[Name of Transferee]
[address]
Fax No. +[●]
e-mail address:

with copies to:

Peter O'Driscoll
Orrick, Herrington & Sutcliffe LLP
Fax No. +1 212 506 5151
e-mail address:  podriscoll@orrick.com

and

Pierre-Yves Chabert and Gamal Abouali
Cleary Gottlieb Steen & Hamilton LLP
Fax No. +33 (0) 1 40 74 68 88
e-mail address:  pchabert@cgsh.com, gabouali@cgsh.com

Very truly yours,

[Name of Transferor]

By______________________ Name: Director

Annex D

CROSS-RECEIPT

Reference is made to the Option Agreement dated as of February 15, 2012 (the "Agreement") between Weather Investments II S.à r.l., a company organized and existing under the laws of the Grand Duchy of Luxembourg ("Weather"), and Telenor East Holding II AS, a company organized and existing under the laws of Norway ("Telenor").  Unless otherwise defined herein, terms defined in the Agreement are used herein as therein defined.

The Parties are delivering this Cross-Receipt in connection with the Option Closing Date occurring on the date hereof pursuant to a Notice of Exercise dated [DATE] which was delivered by [PARTY] to [PARTY] in respect of [●] Preferred Shares (the "Notice of Exercise").

[PARTY] hereby acknowledges the receipt from [PARTY] of US$[●] in cash by wire transfer as full consideration for [●] Preferred Shares transferred on the date hereof.  [PARTY] hereby confirms that, as a result of such payment, all of the Preferred Shares transferred by [[PARTY] or its Affiliate] to [PARTY] pursuant to the Notice of Exercise have been fully paid for, and [PARTY]'s payment obligations for the Preferred Shares which are the subject to the Notice of Exercise have been fully discharged.

[PARTY] hereby acknowledges the transfer and delivery by [PARTY] of [certificates representing [●] Preferred Shares that are the subject of the Notice of Exercise, as evidenced by] a copy of the Register showing the transfer of the Preferred Shares to [[PARTY] or its designee(s)].  [PARTY] hereby confirms that as a result of such transfer, all of the Preferred Shares required to be transferred by [PARTY] to [PARTY] pursuant to the Notice of Exercise have been so transferred, and [PARTY]'s transfer and delivery obligations under the Notice of Exercise have been fully discharged.

Dated:  [●]

WEATHER INVESTMENTS II S.À R.L.

By_____________________________
Name: Director

TELENOR EAST HOLDING II AS

By_____________________________
Name: Director

Annex E

FORM OF ENDORSEMENT

[date]

The undersigned, a transferee of Preferred Shares of VimpelCom Ltd. (such shares, the “Transferred Shares” and such company, the "Company"), hereby agrees to the terms and conditions of the Option Agreement dated as of February 15, 2012 (the "Option Agreement," with terms defined in the Option Agreement used herein as therein defined) between Weather Investments II S.à r.l. ("Weather") and Telenor East Holding II AS ("Telenor"), and (a) agrees to be fully bound by the terms and conditions of the Option Agreement with respect to the Transferred Shares as if the undersigned were an original signatory thereto, (b) makes as of the date hereof for the benefit of each of the other Parties to the Option Agreement, each of the representations and warranties set forth below and (c) agrees to deliver to each other Party to the Option Agreement within two (2) Business Days after the Transfer a copy of this Endorsement.  When executed and delivered, this Endorsement shall form a part of the Option Agreement.

The undersigned hereby represents and warrants as of the date hereof that:

(1)           the undersigned is a legal entity duly formed or organized and validly existing under the laws of its jurisdiction of organization, with full power and authority to execute and deliver this Endorsement and to perform its obligations hereunder;

(2)           the undersigned has all requisite corporate power and authority to own, use and operate its assets and properties and to carry on its business as it is now being conducted;

(3)           the execution, delivery and performance by the undersigned of this Endorsement have been duly authorized by all necessary action on the part of the undersigned, and no further action is required on the part of the undersigned, its board of directors (or similar governing body) or its shareholders or members in connection with the authorization of such execution, delivery or performance;

(4)           this Endorsement has been duly and validly executed and delivered by the undersigned and constitutes the valid and binding obligation of the undersigned, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights and remedies generally and by general equitable principles (whether applied by a court of law or equity), and except as rights to indemnity and contribution may be limited by applicable law or public policy;

(5)           the undersigned's execution, delivery and performance of this Endorsement does not and will not, with or without the giving of notice or the lapse of time, or both, violate, conflict with, or result in the breach of (i) the charter documents, by-laws or other constitutive documents of the undersigned or (ii) any law or regulation to which the undersigned is subject;

(6)           the undersigned's execution, delivery and performance of this Endorsement does not and will not, with or without the giving of notice or the lapse of time, or both, (i) violate, conflict with, result in the breach of or constitute a default under, or give rise to any right of termination, cancellation or acceleration of any obligation of any the undersigned or any Order of any Governmental Entity or any Contract, or (ii) result in the creation of any Lien upon any Transferred Shares under any of the terms, conditions or provisions of any Contract to which the undersigned is a party;

(7)           the undersigned is not required to obtain any Authorization in connection with or necessary for its execution, delivery or performance of this Endorsement; and

(8)           the undersigned is the record holder and beneficial owner of the Transferred Shares specified below.

This Endorsement, and any dispute, controversy or claim arising out of, relating to or in connection with this Endorsement, or for the breach or alleged breach thereof, whether in contract, in tort or otherwise, shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any conflicts of laws or other principles thereof that would result in the application of the laws of another jurisdiction. For the avoidance of doubt, the undersigned confirms that it is fully familiar with the provisions of Section 5-1401 of the New York General Obligations Law, and intends to bring this Endorsement within the terms thereof.

[Name of Transferee]

By_____________________
Name:
Title:

Number of Shares: